                                    EXHIBIT 10.13


                      EXPLORATION AND PURCHASE OPTION AGREEMENT


    THIS OPTION AGREEMENT ("Agreement") made effective as of the lst day of August, 1994, by and between those persons whose names and addresses are shown on EXHIBIT A attached hereto and made a part hereof (individually an "Owner" and collectively the "Owners") and ST. MARY MINERALS INC., a Colorado corporation, whose address is 1776 Lincoln Street, Denver, Colorado 80203 (hereinafter referred to as "St. Mary");

    WHEREAS, Owners are the owners of certain patented mining claims and millsites situate in Taos County, New Mexico, herein referred to as "the Property," and more particularly described on EXHIBIT B attached hereto and made a part hereof; and

    WHEREAS, St. Mary desires to carry out exploration work and to acquire an option to purchase the Property,

    WHEREAS, Owners desire to make the Property available for the conduct by St. Mary of certain mineral exploration work thereon and to grant St. Mary the option to purchase the Property,

    NOW THEREEFORE, in consideration of Ten Dollars ($10.00) in hand paid to Owners, the receipt and sufficiency of which are hereby acknowledged, and further in consideration of the mutual covenants, agreements, and promises herein contained, the parties agree as follows:

1. OPTION. Owners grant to St. Mary during the term of this Agreement the sole and exclusive option (the "Option") to purchase the Property, together with all appurtenances and water rights incident thereto and all improvements and personal property thereon, free and clear of all liens and encumbrances, for a total purchase price of Five Hundred Thousand Dollars ($500,000.00). St. Mary shall be entitled to a credit against the purchase price for all amounts paid under the provisions of Section 6. hereof and for all costs and expenses incurred under the provisions of
    Section 4 hereof. If the Property is
    placed in commercial production at any time during the term of this Agreement, St. Mary shall exercise the option by providing written notice of exercise to Owners. Within three (3) years after such notice, but no later than August 1, 2015, St. Mary shall deliver the balance of the purchase price to Owners. "Commercial production" shall mean the processing and sale of ores, concentrates, metals and other mineral products which have been mined on the Property but which shall not include processing for the purpose of testing or milling by a pilot plant.

2. ESCROW. Contemporaneously with the execution of this Agreement, Owners shall execute, acknowledge, and deliver to the Escrow Agent one or more general warranty deeds conveying the Property to St. Mary in the form (without legal descriptions) of Exhibit C attached hereto and incorporated herein.

         Owners and St. Mary hereby appoint CB&S Nominee Corporation, 1800
    One Norwest Center Building, 1700 Lincoln Street, Denver, Colorado 80203 as their Escrow Agent to receive and distribute all payments and to hold the deed and deliver it to the party entitled hereunder to receive the same. The parties hereto agree that the Escrow Agent shall act pursuant to Escrow Instructions executed contemporaneously herewith.

3. EXCLUSIVE POSSESSION. St. Mary shall have the exclusive possession of the Property during the term of this Agreement.

4.       TITLE.

         (a) Owners warrant that they are in possession of the Property, that they have the right to enter into this Agreement, that they know of no other person claiming any interest in the Property or the ground covered thereby, and that the Property is free from all liens and encumbrances, except liens for property taxes not yet due and payable. Owners further warrant to St. Mary the quiet enjoyment of the Property and the right to explore, develop, and mine the same.

         (b) Owners warrant and will defend title of the property against all persons whomsoever.

         (c) At St. Mary's request, Owners shall take all action necessary (including judicial proceedings) to remove any cloud from or cure any defect in their title to the Property or the ground covered thereby. If Owners fail or refuse to take any such action, St. Mary may take any such action in Owners' name. Owners agree to cooperate with St. Mary in any such action taken. If the United States or any third person attacks the validity of any of the patented mining claims included in the Property for any reason, St. Mary shall have no obligation to defend the validity of the claim.

         (d) St. Mary shall not be stopped to deny the validity of Owners' title.

5. UNDIVIDED INTEREST. If the interest claimed by any Owner in any portion of the Property is less than one, hundred percent, the interest claimed by such Owner is set forth in Exhibit A. Any representation or warranty of title made by any Owner shall apply only to the interest set forth in Exhibit A.

6.       OPTION PAYMENTS.

         (a) Concurrent with the execution of this Agreement by Owners, St. Mary has made an option payment to Owners in the amount of $5,000, receipt of which is hereby acknowledged by Owners.

         (b) St. Mary shall pay to Owners further annual option payments on or before the dates and in the amounts as follows:

              August 1, 1995               $ 5,000
              August 1, 1996                10,000
              August 1, 1997                10,000
              August 1, 1998                10,000
              August 1, 1999                10,000
              August 1, 2000                15,000
              August 1, 2001                15,000
              August 1, 2002                15,000
              August 1, 2003                15,000
              August 1, 2004                15,000
              August 1, 2005                20,000
              August 1, 2006                20,000
              August 1, 2007                20,000
              August 1, 2008                20,000

              August 1 ,2009                20,000
              August 1, 2010                20,000
              August 1, 2011                20,000
              August 1, 2012                20,000
              August 1, 2013                20,000
              August 1, 2014                20,000
              August 1, 2015               175,000
                                           --------
                                          $500,000

7. MANNER OF FURTHER OPTION PAYMENTS. St. Mary shall make all further option payments due Owners hereunder by check which shall be made payable to and shall be made payable to and shall be transmitted to the Escrow Agent. The Escrow Instructions to be executed contemporaneously herewith will instruct the Escrow Agent how the payments shall be disbursed. Upon making the payments to the Escrow Agent, St. Mary shall be deemed to have made the payments to Owners, their heirs, representatives, successors, and assigns, and thereupon St. Mary shall be discharged to the extent thereof as if the payments had been made directly to Owners, or to any person, firm or corporation entitled thereto, and St. Mary shall not be liable for the ultimate distribution or receipt of any payment or payments.

8.       OPERATIONS.

         (a) SCOPE. During the term of this Agreement, St. Mary shall have free and unrestricted access to the Property, and shall have the right and privilege of conducting exploratory investigations and prospecting for mineral deposits on the Property, effective during the life of the Option, and that prospecting shall include, but not be limited to, soil testing, geophysical surveys, core drilling, shaft sinking, tunnel and mine building and the removal of ore for testing purposes but not removal of ore for sale. St. Mary shall have the right to erect and maintain upon the Property any improvements, structures or facilities including mines, shafts and tunnels as may be necessary or convenient for the conduct of its operations.

         (b) STANDARDS OF OPERATION. St. Mary shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practice.

         (c) COMPLIANCE WITH LAW; RECLAMATION: St. Mary shall endeavor in good faith to comply with applicable provisions of federal, state and local laws and regulations, as required by the operating permits issued to St. Mary by these agencies under which St. Mary shall conduct its operations. If this Agreement is terminated, St. Mary shall reclaim only those portions of the Property disturbed by its operations, and in compliance with all applicable governmental laws, regulations and orders. St. Mary shall have the right, without payment of any additional consideration to Owners, to enter upon the Property subsequent to termination of this Agreement for purposes of performing such reclamation work.

9. NO IMPLIED COVENANTS. No covenants or conditions relating to the exploration or related operations on or in connection with the Property, or the timing thereof, other than those expressly provided in this Agreement, shall be implied. After commencing any exploration or related operations on or in connection with the Property and so long as this Agreement has not been terminated before the expiration of its term, St. Mary may in its sole discretion curtail or cease such operations so long as it continues to make any payments due Owners under this Agreement subject to the provisions of Section 16 hereof.

10. PROTECTION FROM LIENS AND DAMAGES. St. Mary shall keep the Property free of liens for labor performed or materials or merchandise furnished for use on the Property under this Agreement, and shall hold Owners harmless from all costs, loss, or damage which may result from any work or operations of St. Mary or its occupancy of the Property.

11. TAXES. Owners shall pay all taxes levied against the Property prior to the date of this Agreement. St. Mary shall pay or reimburse Owners for all taxes levied against the Property during the term of this Agreement. In the case of taxes for the calendar year in which this Agreement commences, and for the calendar year in which this Agreement ends, there shall be an apportionment between the parties, St. Mary to bear the proportion of taxes upon the Property applicable to the part of the calendar year included hereunder, and Owners to bear the balance of the taxes. St. Mary shall pay all taxes levied during the term of this Agreement against all buildings, structures, machinery, equipment, personal property, fixtures, and improvements placed upon the Property by St. Mary, and all taxes levied against St. Mary as an employer of labor. All taxes shall be paid when due and before delinquent, but St. Mary shall be under no obligation to pay any tax so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect any right, title, or interest of Owners in or to the Property.

12. INSURANCE. St. Mary shall carry at all times during the term of this Agreement worker's compensation and other insurance required by state laws and mining regulations, or St. Mary may self-insure as to such matters if it qualifies as a self-insurer under the appropriate laws and regulations.

13.      INSPECTION.

         (a) Owners or their authorized representative may enter on the Property at any reasonable time for the purpose of inspection, but shall enter at Owners' own risk and so as not to hinder unreasonably the operations of St. Mary. Owners shall indemnify and hold St. Mary harmless from any damage, claim, or demand by reason of injury to or the presence of Owners, their agents or representatives on the Property.

         (b) Owners or their authorized representative may, at any reasonable time, inspect any records pertinent and necessary for substantiating the compliance of St. Mary with the provisions of this Agreement.

14.      DATA.

         (a) Upon the execution of this Agreement, Owners shall deliver to St. Mary all drill core, all geological, geophysical, and engineering data and maps, logs of drill holes, results of assaying and sampling, and similar data concerning the Property (or copies thereof) which are in Owners' possession or control.

         (b) Upon the surrender or other termination of this Agreement (except upon exercise of the Option and payment of the full purchase price as provided in Section 6 hereof), St. Mary shall, within sixty days after termination, (i) return to Owners all drill core and original data delivered by Owners to St. Mary which are then in St. Mary's possession or control, and (ii) make available for inspection by Owners all factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, drill core or cuttings and results of assaying and sampling pertaining to the Property which St. Mary has obtained as a result of its exploration work under this Agreement and which are then in St. Mary's possession or control. Upon Owners' request made within ninety
    (90) days after termination of this Agreement, St. Mary shall at Owners' expense provide Owners with the drill core or cuttings designated by Owners and with copies of any Portion of the factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling designated by Owners. St. Mary makes no representation or warranty as to the accuracy or completeness of any such data or information, and shall not be liable on account of any use by Owners or any other person of any such data or information. St. Mary shall not be liable for the loss or destruction of any drill core or cuttings.

15. CONFIDENTIAL. During the term of this Agreement all information obtained by Owners or their authorized representatives from St. Mary or arising out of St. Mary's activities on the Property pursuant to this Agreement shall be kept strictly confidential by Owners and shall not be released to any third party except with the prior written consent of St. Mary.

16.      TERM, TERMINATION AND SURRENDER.

         (a) The term of this Agreement shall be for a period of twenty-one
    (21) years from the date hereof unless sooner surrendered or otherwise terminated, or until the earlier exercise of the Option.

         (b) It is also agreed that a failure by St. Mary to make an option payment within 60 days of the due date therefor as provided in Section 6(b) hereof shall constitute also a termination of this Agreement effective upon the expiration of such 60 day period. Upon the effective date of such termination, all rights of St. Mary under this Agreement except as provided in Sections 17 and 18 hereof shall terminate and all liabilities and obligations of St. Mary hereunder (including the obligation of making any further payments under Section 6(b) hereof) shall likewise thereupon terminate except as provided in Sections 8(c) and 14(b) hereof.

         (c) St. Mary may also at any time terminate this Agreement as to all or any part of the Property by delivering to Owners or by filing for record in the appropriate office (with a copy to Owners) a good and sufficient Surrender of this Agreement. Upon mailing the Surrender to Owners or to the appropriate office, all rights of St. Mary under this Agreement shall terminate except as provided in Sections 17 and 18 hereof, and all liabilities and obligations of St. Mary under this Agreement shall likewise terminate except as provided in Sections 8(c) and 14(b) hereof and except liability for payments under Section 6(b) hereof that became due prior to the date of such termination.

17. REMOVAL OF PROPERTY. For a period of six months after the termination of this Agreement St. Mary shall have the right (but not the obligation except to the extent set forth in Section 8(c) hereof) to remove from the Property all buildings, structures, machinery, equipment, personal property, fixtures, and improvements owned by St. Mary or erected or placed on or in the Property by St. Mary, except mine timbers in place. St. Mary may keep one or more watchmen on the Property during the six-month period.

18. ACCESS. For as long as necessary after termination of this Agreement, St. Mary shall have the right of access to and across the Property for reclamation purposes.

19. EASEMENTS. If requested by St. Mary during the term of this Agreement or following the exercise of the Option, Owners shall execute one or more instruments granting to St. Mary without cost to St. Mary easements upon, over, or through the Property or upon, over, or through other property owned by Owners, for the construction, maintenance, use, and removal of pipe lines, telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for St. Mary's operations on the Property or on other property.

20. NOTICES. All notices and other communications to either party shall be in writing and shall be sufficiently given if delivered in person or sent by certified or registered mail, return receipt requested, addressed as hereinafter set forth. Notices given by mail shall be deemed delivered as of the date of mailing. Until a change of address is communicated as indicated above, all notices to Owners shall be addressed:

                        Mr. Boyce Cook
                        9845 West 11th Avenue
                        Lakewood, Colorado 80215

    and all notices to St. Mary shall be addressed:

                        St. Mary Minerals Inc.
                        l776 Lincoln Street, Suite 1100
                        Denver, Colorado 80203

                        Attn: Gregory A. Hahn


21.      ASSIGNMENT.
         (a) The rights of either party hereunder may be assigned in whole or in part without the consent of the other party hereto, subject to the provisions hereinafter set forth.

         (b) No change or division in the ownership of the Property or the payments provided for herein, however accomplished, shall enlarge the obligations or diminish the rights of St. Mary hereunder. Owners covenant that any change in their ownership shall be accomplished in such a manner that St. Mary shall be required to make payments and to give notices to but one person, firm, or corporation, and upon breach of this covenant, St. Mary may retain all monies otherwise due to Owners until the breach has been cured. No change or division in ownership shall be binding on St. Mary until thirty days after Owners have given. St. Mary a certified copy of the recorded instrument evidencing the change or division.

         (c) If St. Mary assigns the whole of or an undivided interest in this Agreement, liability for breach of any obligation hereunder shall rest exclusively upon the holder of the Agreement or of an undivided interest herein who commits the breach. If this Agreement is assigned as to a segregated portion of the Property, default by the holder hereunder of that portion shall not affect the rights of holders hereunder of any other portion.

         (d) If Owners receive a bona fide written offer from an unrelated third party to purchase all or any part of Owners' interest in the Property or in this Agreement, Owners shall first offer the interest to St. Mary stating the interest proposed to be sold or otherwise disposed of, the offering price from such third party and other terms and conditions of sale. St. Mary may accept the offer on the same terms and conditions as such third party offer by notice to Owners given within sixty days following the effective date Owners' offer. If St. Mary does not accept Owners' offer, Owners may sell or otherwise dispose of the interest offered to St. Mary at a price and upon terms and conditions equal to or less favorable to the third party than those offered to St. Mary provided that the sale or other disposition is effectuated within 120 days from the effective date of Owners' offer. Any sale or other disposition shall be subject to the terms of this Agreement, including this subsection (d), all of which shall survive the closing of any such sale in full force and effect. If Owners do not sell or otherwise dispose of the interest offered within 120 days, the provisions of this subsection (d) shall apply to any subsequent third party offer received by Owners.

22. NO TRANSFER OR ENCUMBRANCE. Without St. Mary's prior written consent, neither the Owners nor any Owner during term of this Agreement shall (a) sell, transfer, assign or convey any interest in the Property without St. Mary's prior written consent or otherwise in accordance with the provisions of Section 21(d) hereof; (b) do or fail to do any act or thing which would cause or permit any part of the Property to be pledged, collateralized or stand as security for any matter whatsoever; or (c) enter into any leases or other agreements concerning the Property or any part thereof.

23.      FORCE MAJEURE.
         (a) If St. Mary shall be prevented by Force Majeure from timely performance of any of its obligations hereunder (except the payment of money to Owners), the failure of performance shall be excused and the period for performance and the term of this Agreement shall be extended for an additional period equal to the duration of the Force Majeure. Upon the occurrence and upon the termination of any Force Majeure, St. Mary shall promptly notify Owners. St. Mary shall use reasonable diligence to remedy a Force Majeure, but shall not be required against its better judgment to settle any labor dispute or contest the validity of any law or regulation or any action or inaction of civil or military authority.

         (b) "Force Majure" means any cause beyond St. Mary's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; unusually severe weather; mining casualty; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent effort to obtain workmen or material; delay in transportation; acts of God; unavailability of a suitable market for the ores, minerals, concentrates, or other products from the Property; and excessive costs of mining, milling, processing or marketing, or insufficient prices available for the ores, minerals, concentrates, or other products produced from the Property, which render St. Mary's operations uneconomic.

24. SHORT FORM. Contemporaneously herewith, St. Mary and Owners have executed and delivered a Short Form of Agreement. St. Mary may record the Short Form or this Agreement, or both, as it may elect.

25. INUREMENT. All covenants, conditions, limitations, and provisions herein contained apply to and are binding upon the parties hereto, their heirs, representatives, successors, and assigns.

26. MODIFICATION. No modification, variation, or amendment of this Agreement shall be effective unless the modification, variation, or amendment is in writing and is signed by Owners and St. Mary.

27. WAIVER. No waiver of any breach or default under this Agreement shall be effective unless the waiver is in writing and signed by the party against whom the waiver is claimed. No waiver of any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

28. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties and, except as herein expressly provided, supersedes all previous and contemporaneous agreements, representations, warranties, or understandings, written or oral.

29. CONSTRUCTION. The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement.

30. GOVERNING LAW. The formation, interpretation, and performance of this Agreement shall be governed by the law of the state of Colorado.

31. TIME OF ESSENCE. Except as set forth in Section 23 hereof, time is of the essence in the performance of each and every term, condition, and covenant of this Agreement.

32. TIME COMPUTATIONS. In computing the time permitted or required for performance or payment as provided hereunder, the first day shall be excluded and the last day shall be included. If the last day of any such period is a Saturday, Sunday or legal holiday, the period shall extend to include the next day which is not a Saturday,

    Sunday, or legal holiday. Any performance or payment which must be taken or made under this Agreement must be taken or made prior to 5:00 p.m.
    (Denver, Colorado time) of the last day of the applicable period provided hereunder for such action, unless another time is expressly specified. All references to time shall be Denver, Colorado time. If a date for performance or payment falls on a holiday or weekend, the time for performance or payment shall be extended to the next business day, and if performance or payment has occurred on such weekend or holiday, it shall be deemed to have occurred on the next business day.

33. INVALIDITY. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

34. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. If any person named as one of the Owners does not execute this Agreement, it nevertheless shall be binding upon those persons executing it.

35. ADDITIONAL DOCUMENTS. Owners will provide St. Mary with such additional documents as may be necessary to carry out the purposes of this Agreement. If conditions change by reason of conveyances, assignments, or other matters relating to the title to or description of the Property, Owners and St. Mary shall execute amendments of this Agreement and the Short Form of Agreement, and any other documents which may be necessary to reflect such changed conditions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


/s/ Josephine Hill  8-4-94
---------------------------
Josephine Hill
      and

/s/ Donald Charles Giaccarni
---------------------------
Donald Charles Giaccarni ADL 6450909


/s/ Ruby E. Neill
---------------------------
Ruby E. Neill
      and


/s/ Bruce E. Neill
---------------------------
Bruce Neill, Joint Tenants


/s/ Vivian L. Rutherford
---------------------------
Vivian I. Rutheford


                                            ST. MARY MINERALS INC



                                            BY: /s/ Gregory A. Hahn
                                                 -----------------------------
                                            Gregory A. Hahn, Vice President

STATE OF CALIFORNIA          )
                             )SS.
COUNTY OF SAN FRANCISCO      )


     On this 4TH day of AUGUST, 1994 before me the undersigned, a notary public, personally appeared Josephine Hill (or proved to me on the oath of JOSEPHINE HILL (to be the persons whose names are subscribed to the within instrument, and acknowledged that she executed the same.

My Commission Expires:
July 17th, 1995                             /s/ Hans R. Hansson
------------------------------              --------------------------------
                                             Notary Public  Hans R. Hansson

                                                 Hans R. Hansson
                                                  COMM. #930735
STATE OF ALASKA              )               Notary Public - California
                             )SS.              SAN FRANCISCO COUNTY
COUNTY OF KENAI PENINSULA    )            My Comm. Expires JUL 17, 1996
          BOROUGH


     On this 29TH day of AUGUST, 1995 before me the undersigned, a notary public, personally appeared Donald Charles Giaccarni known to me (or proved to me on the oath of DONALD CHARLES GIACCARNI (to be the persons whose names are subscribed to the within instrument, and acknowledged that he executed the same.

My Commission Expires:
      2/17/98                               /s/ Diana Brumley
------------------------------              --------------------------------
                                             Notary Public

                                                     State of Alaska
STATE OF New Mexico          )                        NOTARY PUBLIC
                             )SS.                     Diana Brumley
COUNTY OF Rio Aruba          )                My Commission Expires Feb 17, 1998


     On this 2ND day of AUGUST, 1994 before me the undersigned, a notary public, personally appeared Ruby E. Neill known to me (or proved to me on the oath of RUBY E. NEILL (to be the person whose name is subscribed to the within instrument, and acknowledged that she executed the same.

My Commission Expires:

January 25,1997                             /s/ Gloria June Kelly
------------------------------              --------------------------------
                                             Notary Public

STATE OF TEXAS               )
                             )ss.
COUNTY OF BRAZORIA           )


     On this 8th day of August, 1994 before me the undersigned, a notary public, personally appeared Bruce E. Neill known to me (or proved to me on the oath of Bruce E. Neill (to be the person whose name is subscribed to the within instrument, and acknowledged that she executed the same.

My Commission Expires:
   12-4-97                                   /s/ Eileen Chennault
------------------------------              --------------------------------
                                             Notary Public
                                                       EILEEN CHENNAULT
                                                  Notary Public, State of Texas
                                                    Commission Expires 12-4-97

STATE OF                     )
                             )ss.
COUNTY OF                    )


     On this 2nd day of August, 1994 before me the undersigned, a notary public, personally appeared Vivian I. Rutherford known to me (or proved to me on the oath of _____________________ (to be the person whose name is subscribed to the within instrument, and acknowledged that she executed the same.

My Commission Expires:
March 9, 1996                                /s/ Catherine F. Guy
------------------------------              --------------------------------
                                             Notary Public

STATE OF COLORADO            )
CITY AND                     )ss.
COUNTY OF DENVER             )


     The foregoing instrument was acknowledged before me this 25th day of July, 1994, by Gregory A. Hahn, the Vice President of St. Mary Minerals Inc., a Colorado corporation, on behalf of the corporation.


My Commission Expires:
February 14, 1997                            /s/ James C. Robertson
------------------------------              --------------------------------
                                             Notary Public  James C. Robertson

                                     EXHIBIT A
                                     ---------

     OWNERS
     ------
Name and Address                          % Interest in Property
----------------                          ----------------------

Josephine Hill and                                 16.667% each
Donald Charles Giaccarni
20 Hidalgo Terrace
San Francisco, CA 94103

Ruby E. Neill and                                  33.333%
Bruce Neill, Joint Tenants
724 E. Pueblo
Espanola, New Mexico 87532

Vivian I. Rutherford                               33.333%
P.O. Box 8467
Albuquerque, New Mexico 87198

                                        EXHIBIT B

                                       PROPERTIES



     100% interest in and to the following patented mining claims and millsites located in the Picuris and Copper Mounitain Mining District, Taos County, New Mexico:

     Jumbo Lode, Mineral Survey No. 1049, BLM Book A-50, Pages 338-340
     Aztec Lode, Mineral Survey No. 1049A, BLM Book A-50, Pages 338-340
     Sunset Lode, Mineral Survey No. 1049A, BLM Book A-50, Pages 338-340
     Oxide King Lode, Mineral Survey No. 1049A, BLM Book A-50, Pages 338-340 Champion Lode, Mineral Survey No. 1049A, BLM Book A-50, Pages 338-340
     Aztec Millsite, Mineral Survey No. 1049B, BLM Book A-50, Pages 338-340 Sunset Millsite, Mineral Survey No. 1049B, BLM Book A-50, Pages 338-340 Oxide King Millsite, Mineral Survey No. 1049B, BLM Book A-50, Pages 338-340 Champion Millsite Mineral Survey No. 1049B, BLM Book A-50, Pages 338-340

                                                           Schedule "D" to the
                                  [LETTERHEAD]             Acquisition Agreement
                                                           dated for reference
                                                           November 16, 1994
May 20, 1994

Mr. Greg Hahn, VP, Minerals Exploration
St. Mary Minerals, Inc.
1776 Lincoln Street, Suite 110
Denver, CO 80203-5400

Dear Greg:

As per our recent phone call, I am herein describing terms of an Agreement, which if affirmed by your signature, will result in our passing onto you and your company information on an interesting "copper-oxide" prospect (prospect), located on claimed land in New Mexico.

The prospect was encountered during a comprehensive review of leachable copper reserves in the Southwestern U.S. The prospect was explored during the porphyry copper era by a couple of majors, however, was not in itself big enough for their further interest. We estimate that there may be upward to 20-25 million tons of low-grade exotic copper with a possible core area of 0.5% or better. According to a call made to the owner last year, the prospect was open for option negotiations.

Agreement to the following terms would make this prospect and our in-house data available to you.

1. St. Mary Minerals, Inc. (St. Mary) would have 60 days from date of disclosure of prospect data to accept or reject the prospect. If rejected, St. Mary shall submit in writing this rejection and agrees that it and any of its officers, employees, agents, representatives or consultants for a period of three (3) years from the date of rejection letter, shall not acquire or attempt to acquire any interest in the prospect or any property within a mile limit outside the boundaries of the prospect (Area to be defined on map with data). Furthermore, St. Mary shall keep all data on the prospect strictly confidential for the 3-year period.

2. If the prospect is accepted, St. Mary agrees to pay Applied Geologic Studies, Inc. (AGS) a discovery bonus amounting to $100,000. The bonus shall be paid as follows:

    a. $5,000 at time of land acquisition in prospect area, or in any area within a mile limit outside the prospect's boundaries.

    b. Five percent (5%) of total direct exploration expenditures made for benefit of the prospect, exclusive of land costs. Expenditures would include geologic work, geochemistry, geophysics, assay, drilling and costs related to mine feasibility studies or mine development. These payments would be made annually.

    c. Any balance (not to exceed $100,000), shall be paid at time of decision to put the prospect into mine production.

3. In the event that St. Mary conveys its interest in the prospect to another party, it will require such party to expressly assume in writing St. Mary's obligation to make the above payments; whereupon, St. Mary's further obligations under this Agreement shall cease. If St. Mary surrenders its interest in the prospect, or if St. Mary's rights in the property expire or terminate in any other way, it's obligations to make further payments under this Agreement shall immediately cease.

If you are in agreement with the terms set forth above, please indicate by executing both copies of the Agreement and returning one signed copy to me.

Sincerely,

  William A. Rehrig

Dr. William A. Rehrig
Pres. AGS INC.

-------------------------------------------------------------------------------

Accepted by me this the 23rd day of MAY 1994

ILLEGIBLE
--------------------------------------
Signature of Company Representative

                                   SCHEDULE "E"


                   TO THAT CERTAIN AGREEMENT (THE "AGREEMENT")
                MADE AS OF THE 16TH DAY OF NOVEMBER, 1994 BETWEEN
                   SUMMO MINERALS CORPORATION OF THE FIRST PART
                   AND SUMMO USA CORPORATION OF THE SECOND PART
                      (COLLECTIVELY, THE "PAYOR") AND ST. MARY
                    MINERALS INC. OF THE THIRD PART (THE "PAYEE")

                            NET SMELTER RETURNS ROYALTY

1. In this Agreement, the term "Net Smelter Returns" shall mean the gross revenue from the sale by the Payor of all ore, concentrate and metal produced from the Property, after deduction of the following:

     (a) all smelting, and refining costs (excluding the cost of SX-EW processing), treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser;

     (b) costs of marketing, handling, transporting and insuring such ore, concentrate or metal from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment or to the purchaser thereof.

2. Payments of Net Smelter Returns shall be made within 30 days after the end of each fiscal quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Payor. All such payments shall be made in U.S. dollars.

3. For the purposes of determining Net Smelter Returns, all receipts and disbursements in currency other that U.S. dollars shall be converted into U.S. currency on the day of receipt or disbursement, as the case may be.

4. Each payment of Net Smelter Returns shall be accompanied by a statement indicating the calculation of Net Smelter Returns paid. The Payee shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payments, provided however, that such audit shall be made only on an annual basis and within 12 months of the end of the fiscal period in respect of which such audit is made.

5. Payment of Net Smelter Returns shall be made to the Payee at such place or places in the United States as they shall advise the Payor from time to time.

6. The determination of the Net Smelter Returns hereunder is based on the premise that production will be developed solely on the Property. If other properties are incorporated with the Property in a single mining project and ores pertaining to each cannot be readily segregated on a practical or equitable basis, the Payor shall have the right to commingle with ore from the Property ore produced from other properties owned or controlled by the Payor provided that the Payor will adopt and employ generally accepted practices and procedures for weighing, sampling and assaying in order to determine the amount of metals or concentrate derived from the Property. The Payee, or the representative of the Payee authorized in writing, will be permitted to examine at all reasonable times the Payor's records pertaining to commingling of ores.

7. If metal, concentrates or ore shipped from the Property are lost or destroyed under circumstances in which the Payor receives payment under an insurance policy, such payments will be be deemed Net Smelter Returns.

8. The Payor shall not sell, assign, transfer or in any other manner deal with the Property or any interest therein without the purchaser, transferee or assignee acquiring the Property or such interest therein first agreeing with the Payor in writing to be bound by the terms of this agreement. The Payor's covenant to pay a 1.5% Net Smelter Return Royalty to the Payee hereunder shall be a covenant running with the Property.

9. No error in accounting or in interpretation of this Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by the Payor under the terms of the Agreement.